                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           PREMIER LASER SYSTEMS, INC.

                       OPHTHALMIC ACQUISITION CORPORATION

                                       AND

                           OPHTHALMIC IMAGING SYSTEMS

                                OCTOBER 21, 1999



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                                TABLE OF CONTENTS

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ARTICLE I                  THE MERGER....................................................................1
         1.1      The Merger.............................................................................1
         1.2      Closing; Effective Time................................................................2
         1.3      Effect of the Merger...................................................................2
         1.4      Articles of Incorporation; Bylaws......................................................2
         1.5      Directors and Officers.................................................................2
         1.6      Effect on Capital Stock................................................................3
                  (a)      Conversion of Target Common Stock.............................................3
                  (b)      Cancellation of Target Common Stock Owned by Acquiror or Target...............3
                  (c)      Cancellation of Series B Preferred Stock......................................3
                  (d)      Target Stock Option Plans.....................................................3
                  (e)      Capital Stock of Merger Sub...................................................4
                  (f)      Adjustments to Exchange Ratio.................................................4
                  (g)      Dissenting Shares.............................................................4
                  (h)      Fractional Shares.............................................................4
         1.7      Surrender of Certificates..............................................................5
                  (a)      Exchange Agent................................................................5
                  (b)      Acquiror to Provide Common Stock..............................................5
                  (c)      Exchange Procedures...........................................................5
                  (d)      Distributions With Respect to Unexchanged Shares..............................5
                  (e)      Transfers of Ownership........................................................6
                  (f)      No Liability..................................................................6
         1.8      No Further Ownership Rights in Target Common Stock.....................................6
         1.9      Lost, Stolen or Destroyed Certificates.................................................6
         1.10     Tax Consequences.......................................................................7
         1.11     Taking of Necessary Action; Further Action.............................................7

ARTICLE II                 REPRESENTATIONS AND WARRANTIES OF TARGET......................................7
         2.1      Organization, and Qualification; No Subsidiaries.......................................7
         2.2      Capitalization.........................................................................8
         2.3      Authority Relative to this Agreement...................................................9
         2.4      No Violation...........................................................................9
         2.5      SEC Reports and Financial Statements..................................................10
         2.6      Compliance with Applicable Laws and Permits; Regulatory Matters.......................11
         2.7      Change of Control.....................................................................11
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         2.8      Litigation............................................................................12
         2.9      Registration Statement; Proxy Statement/Prospectus....................................12
         2.10     Employee Benefit Plans................................................................13
         2.11     Taxes.................................................................................15
         2.12     Intellectual Property.................................................................16
         2.13     Contracts.............................................................................18
         2.14     Vote Required.........................................................................19
         2.15     Absence of Certain Changes............................................................19
         2.16     Rights Plan...........................................................................19
         2.17     Brokers' and Finders' Fees............................................................20
         2.18     Opinion of Financial Advisor..........................................................20
         2.19     Restrictions on Business Activities...................................................20
         2.20     Title to Property.....................................................................20
         2.21     Environmental Matters.................................................................21
         2.22     Certain Agreements Affected by the Merger.............................................21
         2.23     Employee Matters......................................................................21
         2.24     Interested Party Transactions.........................................................22
         2.25     Insurance.............................................................................22
         2.26     Minute Books..........................................................................23
         2.27     Complete Copies of Materials..........................................................23
         2.28     Board Approval........................................................................23
         2.29     State Anti-Takeover Statutes..........................................................23
         2.30     Inventory.............................................................................23
         2.31     Accounts Receivable...................................................................23
         2.32     Customers and Suppliers...............................................................24
         2.33     YEAR 2000.............................................................................24
         2.34     Series B Preferred Stock Purchase Agreement...........................................24
         2.35     Exercise of Stock Options.............................................................25
         2.36     Representations Complete..............................................................25

ARTICLE III                REPRESENTATIONS AND WARRANTIES OF ACQUIROR
                           AND MERGER SUB...............................................................25
         3.1      Organization and Qualification........................................................25
         3.2      Authority Relative to this Agreement..................................................26
         3.3      No Violation..........................................................................26
         3.4      Registration Statement; Proxy Statement/Prospectus....................................27
         3.5      SEC Reports and Financial Statements..................................................27
         3.6      Absence of Certain Changes............................................................28
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         3.7      Litigation............................................................................29
         3.8      Governmental Authorization............................................................29
         3.9      Compliance With Laws..................................................................29
         3.10     Broker's and Finders' Fees............................................................30
         3.11     Board Approval........................................................................30
         3.12     YEAR 2000.............................................................................30
         3.13     Representations Complete..............................................................30
         3.14     Capital Structure.....................................................................31

ARTICLE IV                 CONDUCT PRIOR TO THE EFFECTIVE TIME..........................................31
         4.1      Conduct of Business of Target and Acquiror............................................31
         4.2      Conduct of Business of Target.........................................................31
         4.3      Conduct of Business of Acquiror.......................................................35
         4.4      No Solicitation.......................................................................36
         4.5      Conduct of Acquiror...................................................................37
         4.6      Performance of Manufacturing Agreement................................................37

ARTICLE V                  ADDITIONAL AGREEMENTS........................................................38
         5.1      Proxy Statement/Prospectus; Registration Statement....................................38
         5.2      Meeting of Shareholders...............................................................38
         5.3      Access to Information.................................................................38
         5.4      Confidentiality.......................................................................39
         5.5      Public Disclosure.....................................................................39
         5.6      Consents; Cooperation.................................................................39
         5.7      Merger Filings........................................................................41
         5.8      Legal Requirements....................................................................41
         5.9      Blue Sky Laws.........................................................................41
         5.10     Assumed Options.......................................................................41
         5.11     Letter of Acquiror's and Target's Accountants.........................................42
         5.12     Form S-8..............................................................................42
         5.13     Listing of Additional Shares..........................................................42
         5.14     Fairness Opinion......................................................................42
         5.15     Determination Letter..................................................................43
         5.16     Target Rights Agreement...............................................................43
         5.17     Indemnification.......................................................................43
         5.18     Best Efforts and Further Assurances...................................................44
         5.19     Employment by Acquiror................................................................45
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ARTICLE VI                 CONDITIONS TO THE MERGER.....................................................45
         6.1      Conditions to Obligations of Each Party to Effect the Merger..........................45
         6.2      Additional Conditions to Obligations of Target........................................46
         6.3      Additional Conditions to the Obligations of Acquiror and Merger Sub...................47

ARTICLE VII                TERMINATION, AMENDMENT AND WAIVER............................................48
         7.1      Termination...........................................................................48
         7.2      Effect of Termination.................................................................49
         7.3      Expenses and Termination Fees; Definitions............................................49
         7.4      Amendment.............................................................................49
         7.5      Extension; Waiver.....................................................................50

ARTICLE VIII      GENERAL PROVISIONS....................................................................50
         8.1      Non-Survival at Effective Time........................................................50
         8.2      Notices...............................................................................50
         8.3      Interpretation........................................................................51
         8.4      Counterparts..........................................................................51
         8.5      Entire Agreement; Nonassignability; Parties in Interest...............................52
         8.6      Severability..........................................................................52
         8.7      Remedies Cumulative...................................................................52
         8.8      Governing Law.........................................................................52
         8.9      Rules of Construction.................................................................52
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Target Disclosure Schedule

Section 1.6(d)              -       Effect on Capital Stock
Section 1.6(d)              -       Employee Benefit Plans
Section 2.5                 -       SEC Reports and Financial Statements
Section 2.6                 -       Compliance with Applicable Laws and Permits;
                                      Regulatory Matters
Section 2.10(a)/(b)         -       Employee Benefit Plans
Section 2.10(d)             -       Employee Benefit Plans
Section 2.11                -       Taxes
Section 2.12(b)             -       Intellectual Property (Marks)
Section 2.12(c)             -       Intellectual Property (Owned Patents)
Section 2.12(e)             -       Intellectual Property (Trade Secrets)
Section 2.12(f)             -       Intellectual Property (Software)
Section 2.12(g)             -       Intellectual Property (Infringement)
Section 2.14                -       Conduct of Business of Target (Employee
                                      Benefit Plans; New Hires; Pay Increases)
Section 2.15                -       Absence of Certain Changes
Section 2.20                -       Title to Property
Section 2.22                -       Certain Agreements Affected by the Merger
Section 2.25                -       Insurance
Section 5.10                -       Assumed Options

Acquiror Disclosure Schedule

Section 3.5                 -       SEC Reports and Financial Statements
Section 3.9                 -       Compliance With Laws

Exhibits

Exhibit A                   -       Agreement of Merger
Exhibit B                   -       Merger Sub Officer's Certificate
Exhibit C                   -       Target Officer's Certificate
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                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of October 21, 1999, by and among Premier Laser Systems, Inc., a California corporation ("Acquiror"), Ophthalmic Acquisition Corporation, a California corporation ("Merger Sub") and wholly-owned subsidiary of Acquiror, and Ophthalmic Imaging Systems, a California corporation ("Target").

                                    RECITALS

        A. The Boards of Directors of Target, Acquiror and Merger Sub have approved the statutory merger of Merger Sub with and into Target (the "Merger") subject to approval of a majority of the minority shareholders of Target.

        B. Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock, no par value ("Target Common Stock"), shall be converted into shares of Acquiror Class A Common Stock, no par value ("Acquiror Common Stock"), at the exchange ratio set forth herein.

        C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(1)(B) of the Code.

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as EXHIBIT A (the "Agreement of Merger") and the applicable provisions of the California Corporations Code ("California Law"),



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

Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Seventeenth Floor, 695 Town Center Drive, Costa Mesa, California 92626, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing (a) the Agreement of Merger, (b) an officer's certificate on behalf of Merger Sub in the form of EXHIBIT B (the "Merger Sub Officer's Certificate"), and (c) an officer's certificate on behalf of Target in the form of EXHIBIT C (the "Target Officer's Certificate" and together with the Merger Sub Officer's Certificate, the "Officer's Certificates") with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time").

        1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 ARTICLES OF INCORPORATION; BYLAWS.

                (a) At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by California Law and such articles of incorporation; provided, however, Article I of such articles of incorporation shall be amended to read as follows: "The name of the corporation is Ophthalmic Imaging Systems."

                (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

        1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of the Surviving Corporation shall be Colette Cozean, Tom Hazen and Robert V. Mahoney. The initial officers of the Surviving Corporation shall be the officers of Merger Sub until their respective successors are duly elected or appointed and qualified.



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        1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

                (a) CONVERSION OF TARGET COMMON STOCK. At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time together with the corresponding Right (as defined in the Rights Agreement dated as of December 31, 1997, as amended, the "Target Rights Agreement"), between Target and American Securities Transfer, Inc. (other than
(i) Dissenting Shares and (ii) any shares of Target Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive 0.80 shares of Acquiror Common Stock (the "Exchange Ratio").

                (b) CANCELLATION OF TARGET COMMON STOCK OWNED BY ACQUIROR OR TARGET. At the Effective Time, all shares of Target Common Stock that are owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                (c) CANCELLATION OF SERIES B PREFERRED STOCK. At the Effective Time, all shares of Series B Preferred Stock (as defined at Section 2.2) that are owned by Acquiror, if any, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                (d) TARGET STOCK OPTION PLANS. At the Effective Time, all outstanding options to purchase Target Common Stock ("Target Options") issued pursuant to (i) those certain stock option agreements set forth on SECTION 1.6(d) of the Target Disclosure Schedule; and (ii) Target's 1997 Nonstatutory Stock Option Plan, shall be assumed by Acquiror (the "Assumed Options"). Each Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in Target's 1997 Nonstatutory Stock Option Plan and the applicable stock option agreements, immediately prior to the Effective Time, except that (i) such options will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option (assuming acceleration of vesting) multiplied by the Exchange Ratio and, in the case of fractional shares, such number shall be rounded down to the nearest whole share of Acquiror Common Stock unless such fractional share is 0.5 of a share or above, in which case such number shall be rounded up to the nearest whole share of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of the Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. Target Options that are not Assumed Options shall terminate upon the Effective Time in accordance with the terms of the option plans pursuant to which such options were issued.



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                (e) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of Common Stock, no par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring after the date hereof and prior to the Effective Time.

                (g) DISSENTING SHARES. Shares of Target Common Stock held by a shareholder who has properly exercised dissenters' rights with respect thereto (collectively, the "Dissenting Shares") in accordance with Section 1300, et seq. of the California Law (the "Dissenters Law") shall not be converted into Acquiror Common Stock. A shareholder who has properly exercised such dissenters' rights shall no longer retain any rights of a shareholder of Target or the Surviving Corporation, except those provided under the California Law. Target shall give Acquiror (i) prompt notice of any written demands under the Dissenters Law with respect to any shares of Target Common Stock, any withdrawal of any such demands and any other instruments served pursuant to the Dissenters Law and received by Target, and (ii) the right to participate in all negotiations and proceedings with respect to any demands under the Dissenters Law with respect to any shares of Target Common Stock. Target shall cooperate with Acquiror concerning, and shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

                (h) FRACTIONAL SHARES. No fraction of a share of Acquiror Common Stock will be issued. The number of shares of Acquiror Common Stock awardable hereunder (after aggregating all fractional shares of Acquiror Common Stock resulting from the application of the Exchange Ratio) shall be rounded down to the nearest whole share of Acquiror Common Stock, unless such fraction is .5 or more, in which case the number of shares of Acquiror Common Stock awardable shall be rounded up to the nearest whole share of Acquiror Common Stock.



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        1.7 SURRENDER OF CERTIFICATES.

                (a) EXCHANGE AGENT. American Stock Transfer & Trust Company shall act as exchange agent (the "Exchange Agent") in the Merger.

                (b) ACQUIROR TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, the shares of Acquiror Common Stock issuable pursuant to
Section 1.6(a) in exchange for shares of Target Common Stock outstanding immediately prior to the Effective Time.

                (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted in accordance with Section 1.6.

                (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.



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

                (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.8 NO FURTHER OWNERSHIP RIGHTS IN TARGET COMMON STOCK. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.



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        1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the
Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

        1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

        In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a "Material Adverse Effect" with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers and directors of such party charged with senior administrative or operational responsibility for such matters. No representation or warranty is made by Target with respect to Acquiror in its capacity as a shareholder, or to its contracts and other relationships with Acquiror. Except as disclosed in that section of the document of even date herewith delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "Target Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Target Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Target represents and warrants to Acquiror and Merger Sub as follows:

        2.1 ORGANIZATION, AND QUALIFICATION; NO SUBSIDIARIES. Target is a corporation duly organized, validly existing and in good standing under the laws of the state of California and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be in good standing or to so qualify would not have a Material Adverse Effect on Target. Target has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, or authority and governmental approvals would not, individually or in the



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

aggregate, have a Material Adverse Effect. Target has heretofore made available to Acquiror a complete and correct copy of its Restated Articles of Incorporation (including all Certificates of Determination) and Bylaws, each as amended to the date hereof (the "Articles of Incorporation" and "Bylaws", respectively). Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect. Target is not in violation of any provision of its Articles of Incorporation, Bylaws, or equivalent organizational documents. Target does not have any subsidiaries.

        2.2 CAPITALIZATION. The authorized capital stock of Target consists of 20,000,000 shares of Target Common Stock and 20,000,000 shares of preferred stock ("Preferred Stock"), 100,000 shares of which are designated Series A Junior Participating Preferred Stock, no par value ("Junior Preferred Stock") and 2,000 shares of which are designated Series B Preferred Stock, no par value (the "Series B Preferred Stock"). As of the close of business on October 21, 1999, 4,305,428 shares of Target Common Stock were issued and outstanding. Target has no shares of Preferred Stock issued and outstanding. As of the date hereof, except for (i) 1,494,972 shares of Target Common Stock reserved for issuance pursuant to outstanding Target Options, (ii) 2,000 shares of Target Common Stock reserved for issuance pursuant to the potential conversion of the Series B Preferred Stock, and (iii) 100,000 shares of Junior Preferred Stock reserved for issuance upon exercise of the Rights, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating Target to issue, transfer or sell any shares of capital stock of Target or bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of, or other equity interest in, Target or securities convertible into or exchangeable for such shares or equity interest or obligating Target to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since May 31, 1999, Target has not issued any shares of its capital stock, except pursuant to Target Options outstanding on such date. All issued and outstanding shares of Target Common Stock are and all shares of Target Common Stock which may be issued pursuant to the exercise of outstanding Target Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. There are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any shares of Target Common Stock or the capital stock of Target.

        2.3 AUTHORITY RELATIVE TO THIS AGREEMENT.

                (a) Target has the requisite corporate power and authority to execute and deliver this Agreement and, to the extent required by applicable law or Target's Articles of Incorporation, subject only to the approval and adoption of the Merger by the shareholders of Target as contemplated by Section 6.1(a) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target, subject, in the case of the Merger, to the approval thereof by the shareholders of Target. This Agreement has been duly and validly executed and delivered by Target, and, assuming this Agreement constitutes a valid and binding obligation of Acquiror and Merger Sub, this Agreement constitutes a valid and binding agreement of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor's rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

                (b) Other than in connection with, or in compliance with, the provisions of California Law with respect to the transactions contemplated hereby, the federal securities laws, the securities laws of the various states, the rules of the National Association of Securities Dealers and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to employee benefit plans, or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by Target of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, individually or in the aggregate, have a Material Adverse Effect on Target. As used in this Agreement, the term "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

        2.4 NO VIOLATION. Neither the execution or delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Articles of Incorporation or Bylaws of Target, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any material property or asset of Target under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Target, or by which it or any of its properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities under federal securities laws, applicable corporate and securities laws, the rules of The Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Target, any statute, ordinance, rule or regulation applicable to Target, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or
(iii), conflicts, breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Target.

        2.5 SEC REPORTS AND FINANCIAL STATEMENTS. Target has filed with the Securities and Exchange Commission ("SEC"), and has made available to Acquiror, copies of all forms, reports and documents ("Target SEC Documents") required to be filed by it since September 1, 1995 under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act of 1934, as amended (the "Exchange Act"). None of such Target SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent Target SEC Document). The audited and unaudited consolidated financial statements of Target included in any Target SEC Document on Form 10-QSB or Form 10-KSB (the "Target Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC rules), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of Target as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments, and except for the absence of certain footnote information in the unaudited statements. Target does not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the balance sheet as at May 31, 1999 (including the notes thereto and the other disclosures made in Target's Form 10-QSB for the quarter ended May 31, 1999) (the "Target Balance Sheet") included in the Target SEC Documents, or (ii) incurred in the ordinary course of business consistent with past practice since such date. The reserves disclosed in Target SEC Documents as of the Target Balance Sheet Date and in any subsequently filed Target SEC Documents are sufficient to provide for Target's warranty obligations.

        2.6 COMPLIANCE WITH APPLICABLE LAWS AND PERMITS; REGULATORY MATTERS. To the knowledge of Target, it has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and Target has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which do not have a Material Adverse Effect on Target. Target has not received any written governmental notices within two years of the date hereof of any violation by Target of any such laws, rules, regulations or orders. Except as disclosed at Section 2.6 of the Target Disclosure Schedule or where the failure to comply would not have a Material Adverse Effect on Target, to the knowledge of Target, Target is not in default or noncompliance under any (a) permits, consents, or similar instruments, and (b) the business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance which is not reasonably likely to have a Material Adverse Effect on Target. Without limiting the generality of the foregoing, all of the products presently marketed by Target have been approved or cleared to market pursuant to valid and subsisting Premarket Approvals or Section 510(k) Clearances issued by the United States Food and Drug Administration ("FDA"). Target has never conducted any clinical trials which have required Investigational Device Exemptions (IDE's). No written notification has been furnished to Target of any medical complications arising in connection with or resulting from clinical trials conducted by Target either directly or under its direction, or from the use of its products following FDA approval or clearance. Target has not received any written complaint nor has Steven Verdooner, during the past six months, been made aware of any oral complaint made with respect to such procedures and no Medical Device Reports have been filed by Target or have been required to be filed. The design, manufacture and distribution of all of Target products, to the extent required, has been conducted, and shall continue through the Effective Date to be conducted, substantially in accordance with "good manufacturing practices" as required by the FDA.

        2.7 CHANGE OF CONTROL. Except as provided by the terms of any Target Stock Option Plan, or any Target Options, transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect on Target.

        2.8 LITIGATION. Except as disclosed in the Target Disclosure Schedule, in a Target SEC Document or otherwise fully covered by insurance, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Target, threatened, against Target, individually or in the aggregate, which would have a Material Adverse Effect on Target or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Target SEC Documents filed prior to the date of this Agreement, Target is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on Target or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

        2.9 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Target for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus to be sent to the shareholders of Target in connection with the meeting of Target's shareholders to consider the Merger (the "Target Shareholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's shareholders, at the time of the Target Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Target which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquiror and Merger Sub. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by or respecting Acquiror or Merger Sub (other than information with respect to Target) which is contained in any of the foregoing documents.

        2.10 EMPLOYEE BENEFIT PLANS.

                (a) SECTION 2.10(a)/(b) of the Target Disclosure Schedule includes a complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of Target sponsored or maintained by Target or to which Target contributes or is obligated to contribute ("Plans") and all written employment, severance, consulting and other compensation contracts between Target and any current or former director, officer, employee or consultant thereof ("Employment Contracts"). Target is not party to any oral Employment Contracts that are not terminable at will. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                (b) With respect to each Plan, Target has made available to Acquiror a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles;
(ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any;
(vi) the most recent determination letter from the United States Internal Revenue Service (the "IRS"), if any; and (vii) each Employment Contract.

                (c) Except as set forth in SECTION 2.10(d) of the Target Disclosure Schedule, all Plans are in compliance, in all material respects with all applicable provisions of ERISA, the Code and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"), the IRS has issued a favorable determination letter.

                (d) Except as set forth in SECTION 2.10(d) of the Target Disclosure Schedule, all contributions required to be made by Target to any Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the financial statements of Target included in the Target SEC Documents to the extent required under generally accepted accounting principles.

                (e) No Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Plan is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multi-Employer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a "Multiple Employer Plan").

                (f) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code,
(iv) the continuation coverage requirements of Section 601 et seq. of ERISA and
Section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, other than a liability that arises solely out of, or relate solely to, the Plans, that would be a liability of Target following the Effective Time. Without limiting the generality of the foregoing, (i) neither of Target nor any ERISA Affiliate of Target has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by Target that has not been satisfied in full, and Target is not aware of any condition that exists that presents a material risk to Target of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (for which a contribution has been paid through the end of 1998), and (iii) no Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Plan ended prior to the Effective Date. An "ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Target, or that is a member of the same "controlled group" as Target, pursuant to Section 4001(a)(14) of ERISA.

                (g) To the knowledge of Target, there are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                (h) With respect to each Plan, Target has complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Target, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

        2.11 TAXES.

                (a) Except a set forth in SECTION 2.11 of the Target Disclosure Schedule, Target has (i) timely filed all income Tax Returns (as hereinafter defined), and all other material Tax Returns required to be filed by or with respect to it, or requests for extensions have been filed, granted, and have not expired, for the periods ending on or after December 31, 1996, and on or before the date of the most recent fiscal year and immediately preceding the date hereof, and to the knowledge of Target all such Tax Returns are true, correct and complete in all material respects, and (ii) to the knowledge of Target, all Taxes (as hereinafter defined) shown as due and payable on such Tax Returns have been paid, and (iii) made adequate provision in Target's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof, except where the failures to so file or pay or make adequate provision would not, individually or in the aggregate, have a Material Adverse Effect on Target. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of Target. Target (i) has not been a member of a group filing consolidated returns for federal income tax purposes, or (ii) is not a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Target which would, individually or in the aggregate, have a Material Adverse Effect on Target. There are no Tax liens upon any of the assets or property of Target, except liens for current Taxes not yet due and payable. Target has provided Acquiror with written schedules with respect to income taxes of (i) the taxable years of Target as to which the statutes of limitations with respect to Taxes have not expired and (ii) with respect to such taxable years, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated and those years for which required Tax Returns have not yet been filed.

                (b) For purposes of this Agreement, the term "Taxes" means all taxes, levies or other assessments, including, without limitation, income, gross receipts, escheat, excise, property, sales, license, payroll, withholding and franchise taxes, imposed by the United States or any state or local government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

        2.12 INTELLECTUAL PROPERTY.

                (a) Certain Definitions. When used in this Section 2.12, the term "Intellectual Property Rights" shall mean intellectual property rights arising from or in respect to the following:

                (i) fictional business names, trade names, trademarks and service marks, logos, Internet domain names, and general intangibles of a like nature (collectively, "Marks");

                (ii) patents and applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, "Patents");

                (iii) copyrights and registrations and applications therefor (collectively, "Copyrights") and mask work rights;

                (iv) know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists (collectively, "Trade Secrets"); and

                (v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and other work product used to design, plan, organize and develop any of the foregoing (collectively, "Software").

                (b) Marks. SECTION 2.12(b) of the Target Disclosure Schedule sets forth an accurate and complete list of all registered Marks, pending applications for registration of any Marks and material unregistered Marks, in each case owned by Target and used by Target in its business as presently conducted (collectively, "Owned Marks"). Except as set forth in SECTION 2.12(b) of the Target Disclosure Schedule, Target owns all right, title and interest in each of the Owned Marks, free and clear of any and all liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any written notice or claim challenging Target's exclusive and complete ownership of such Marks.

                (c) Owned Patents. SECTION 2.12(c) of the Target Disclosure Schedule sets forth an accurate and complete list of all Patents owned by Target (collectively, "Owned Patents"). Except as set forth on SECTION 2.12(c) of the Target Disclosure Schedule:

                (i) Target is the owner of all right, title and interest in and to all Owned Patents, in each case free and clear of any and all liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has taken commercially reasonable steps to protect Target's rights in and to the Owned Patents, and Target has not received any written notice or claim challenging Target's exclusive ownership of the Owned Patents or challenging or questioning the validity, enforceability or use of any of the Owned Patents;

                (ii) to Target's knowledge, the Owned Patents are valid and enforceable, provided that no representation regarding validity or enforceability is made with respect to patent applications;

                (iii) to Target's knowledge, Target has not taken any action or failed to take any action, conducted its business, or used or enforced (or failed to use or enforce) any of the Owned Patents in a manner that would result in the abandonment or unenforceability of any of the Owned Patents;

                (iv) to Target's knowledge, the inventions disclosed in the Owned Patents may be practiced by Target without infringing any other patents owned by any other person;

                (v) Target has not granted to any other person any right, license or permission to practice any Owned Patents except as disclosed in
SECTION 2.12(c) of the Target Disclosure Schedule;

                (vi) no Owned Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding or any other litigation or proceeding of any kind; and

                (vii) to Target's knowledge, there is no patent or patent application issued to or filed by any other person, which patent or patent application is actually interfering with any Owned Patents, and, to Target's knowledge, the activities, technology, products or operations of no other person has infringed or is infringing in any material respect on any of the Owned Patents.

                (d) Owned Copyrights/Maskworks. There are no Copyrights or mask works owned by Target in connection with its business.

                (e) Trade Secrets. SECTION 2.12(e) of the Target Disclosure Schedule sets forth a summary of all memoranda of invention or invention disclosures owned by Target that relate to its business and that are not covered by any patents or patent applications included in the Owned Patents (collectively, the "Invention Disclosures"). Target has taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all Invention Disclosures and all other material Trade Secrets of Target (collectively, "Owned Trade Secrets"). Except as set forth in SECTION 2.12(e) of the Target Disclosure Schedule, Target has the absolute and unrestricted right to use all of the Owned Trade Secrets and none of the Owned Trade Secrets is subject to any liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any notice or claim challenging Target's absolute and unrestricted right to use any of the Owned Trade Secrets, and, to Target's knowledge, no other person has misappropriated any of Target's Owned Trade Secrets.

                (f) Software. SECTION 2.12(f) of the Target Disclosure Schedule sets forth a complete and accurate list of all of the Software that is owned exclusively by Target and used in the conduct of its business (collectively, the "Owned Software"), and all Software that is used by Target in the conduct of the Business that is not exclusively owned by Target (collectively, the "Licensed Software"), excluding off-the-shelf desktop applications available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than Fifty Thousand Dollars ($50,000). Except as set forth in
Section 2.12(f) of the Target Disclosure Schedule:

                (i) Target is the owner of all right, title and interest in and to all Owned Software, including all Copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, in each case free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any notice or claim challenging Target's exclusive ownership of all Owned Software and all such Intellectual Property Rights relating thereto;

                (ii) Target has not assigned, licensed, transferred or encumbered to or for the benefit of any other person any of its rights in or to any Software in which it has rights, excluding any non-exclusive licenses granted to customers in the ordinary course of business;

                (iii) No source code of any Owned Software has been licensed or otherwise made available to any other person, Target has treated the source code of the Owned Software, and the data associated therewith, as confidential and proprietary business information, and has taken all reasonable steps to protect the same as trade secrets of Target; and

                (iv) Target has lawfully acquired the right to use the Licensed Software as it is used in the conduct of its business as presently conducted, and has not exercised any rights in respect of any Licensed Software, including any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the person from which the right to use such Licensed Software was obtained.

                (g) Infringement. Except as set forth in SECTION 2.12(g) of the Target Disclosure Schedule, Target is not, nor has it been during the three-year period prior to the date hereof, a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation by Target of any other person's Intellectual Property Rights. Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to its Intellectual Property Rights.

        2.13 CONTRACTS. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound (the "Material Contracts") is in full force and effect, except where failure to be in full force and effect would not have a Material Adverse Effect on Target, and there are no defaults by Target or, to Target's knowledge, any other party thereto, thereunder, except those defaults that would not have a Material Adverse Effect on Target.

        2.14 VOTE REQUIRED. The affirmative vote of the holders of at least 75% of the shares of Target Common Stock outstanding on the record date set for the Target Shareholders Meeting (and such affirmative vote must include the affirmative vote of the holders of at least a majority of the shares of Target Common Stock not owned by Acquiror) is the only vote of the holders of any of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        2.15 ABSENCE OF CERTAIN CHANGES. Since May 31, 1999 (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target;
(ii) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws or, except as contemplated by Section 2.16 hereof, the Target Rights Agreement of Target; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees. Other than with respect to the stock option and incentive plans described in Target's proxy statement for the annual meeting of its shareholders held on January 18, 1999 or as disclosed on Section 2.15 of the Target Disclosure Schedule, Target has not agreed since the Target Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

        2.16 RIGHTS PLAN. Target's Board of Directors has duly authorized and Target has executed an amendment (the "Rights Agreement Amendment") to the Target Rights Agreement (without redeeming the Rights) which permits the execution and delivery of this Agreement and the consummation of the Merger without (i) causing any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) causing Acquiror or any of its Affiliates to be an Acquiring Person (as each such term is defined in the Rights Agreement), or (iii) triggering other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement), and the Rights Agreement Amendment shall be in full force and effect from and after the date hereof until such time as, after being advised by its outside counsel with respect to fiduciary obligations, Target's Board of Directors determines in good faith by a majority vote that it is necessary to terminate or revise such amendment or the Rights Agreement in the exercise of its fiduciary obligations under applicable law.

        2.17 BROKERS' AND FINDERS' FEES. Except for payment obligations to HCFP Brenner Securities, LLC set forth in an engagement letter, a copy of which has been provided to Acquiror, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.18 OPINION OF FINANCIAL ADVISOR. Target has been advised by its financial advisor, HCFP Brenner Securities, LLC, that in such advisor's opinion, as of the date hereof, the Exchange Ratio to be received by the shareholders of Target (other than Acquiror and its Affiliates) is fair, from a financial point of view, to such shareholders.

        2.19 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Target which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Target, any acquisition of property by Target or the conduct of business by Target.

        2.20 TITLE TO PROPERTY. Target has good and valid title to its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Target Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Target. The plants, property and equipment of Target that is used in the operations of its business is in good operating condition and repair. All properties used in the operation of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 2.20 of the Target Disclosure Schedule identifies each parcel of real property owned or leased by Target.

        2.21 ENVIRONMENTAL MATTERS.

                (a) During the period that Target has owned or leased its properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities, (ii) neither Target nor, to Target's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. Target has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, which may have occurred prior to Target having taken possession of any such properties or facilities.

                (b) For purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

                (c) For the purposes of this Section, "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a "hazardous substance," "toxic substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials" or "hazardous chemical" under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

        2.22 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Except as disclosed on
SECTION 2.22 of the Target Disclosure Schedule neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target, (ii) materially increase any benefits otherwise payable by Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        2.23 EMPLOYEE MATTERS. Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Target. Target has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Target is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target for any material amounts under any workers compensation plan or policy or for long term disability. Target does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Target is not a party to any collective bargaining agreement or other labor union contract and Target is not aware of any activities or proceedings of any labor union to organize any such employees. To Target's knowledge, no employees of Target are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. No employees of Target have given notice to Target, nor is Target otherwise aware, that any such employee intends to terminate his or her employment with Target.

        2.24 INTERESTED PARTY TRANSACTIONS. Except as disclosed in the Target SEC Documents, Target is not indebted to any director or officer of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

        2.25 INSURANCE. Section 2.25 of the Target Disclosure Schedule contains a complete list of all insurance policies and bonds to which Target is a party. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.26 MINUTE BOOKS. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

        2.27 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and complete copies of each document that has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

        2.28 BOARD APPROVAL. The Board of Directors of Target has approved this Agreement and the Merger, and agrees to submit this Agreement to the shareholders of Target for approval, but will not make any recommendation to the shareholders of Target to approve this Agreement or to consummate the Merger.

        2.29 STATE ANTI-TAKEOVER STATUTES. To Target's knowledge, no state takeover statute is applicable to the Merger, this Agreement or the transactions contemplated hereby.

        2.30 INVENTORY. The inventories of Target disclosed in the Target SEC Documents as of the Target Balance Sheet Date and in any subsequently filed Target SEC Documents are stated consistently with the audited financial statements of Target and consist of items of a quantity usable or salable in the ordinary course of business. Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since the Target Balance Sheet Date, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

        2.31 ACCOUNTS RECEIVABLE. The accounts receivable disclosed in the Target SEC Documents as of Target Balance Sheet Date, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Target SEC Documents, or as accrued on the books of Target in the ordinary course of business consistent with past practices in accordance with generally accepted accounting principles since the last filed Target SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in each of such Target SEC Document or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

        2.32 CUSTOMERS AND SUPPLIERS. None of Target's customers which individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding the date hereof has terminated any agreement with Target. As of the date hereof, no material supplier of Target has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Target. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

        2.33 YEAR 2000. Target's current products are "Year 2000 Compliant," where "Year 2000 Compliant" means that such products have been designed and tested so that, when used in accordance with their associated documentation, they are capable upon installation of accurately processing, providing and/or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries; provided that all other products used in combination in any way with Target's current products properly exchange date-related data with them. Target has commenced efforts to ensure that the information technology systems and non-information technology systems used by Target in its internal operations will function properly beyond 1999. Target has made inquiries to its key third-party vendors and providers as to the status of their Year 2000 efforts, and has not uncovered any problems that could reasonably be expected to have a material adverse effect on the operation of the products or that could disrupt or harm the day-to-day functioning of the business or operations of Target.

        2.34 SERIES B PREFERRED STOCK PURCHASE AGREEMENT. On or prior to the date of this Agreement, Target has approved with all necessary corporate action and has filed a certificate of determination with the California Secretary of State (in proper form and substance for acceptance) setting forth the preferences of the Series B Preferred Stock to include the right of each share of Series B Preferred Stock to carry the voting power of 1,000 shares of Target Common Stock. At or prior to the date of this Agreement, Target and Acquiror shall have entered into an agreement under which Acquiror shall have the right to purchase 50 shares of Series B Preferred Stock for every 50,000 shares of Target Common Stock that issues pursuant to Target Option exercises.

        2.35 EXERCISE OF STOCK OPTIONS. At or prior to the date of this Agreement, Walt Williams, Daniel Durrie and Randall Fowler, each a Target director shall have each exercised all of their outstanding and vested Assumed Options. R. Joseph Allen, the remaining non-employee Target director, at or prior to the Closing Date shall have entered into an agreement with Acquiror to exercise all of his outstanding and vested Assumed Options by the later of (i) twenty days after the Closing Date and (ii) the date immediately following the effectiveness of a registration statement filed by Acquiror on Form S-8 or other applicable form with the SEC covering the shares of Acquiror Common Stock issuable pursuant to the Assumed Options.

        2.36 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, or the Target SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           OF ACQUIROR AND MERGER SUB

        No representation or warranty is made by Acquiror in its capacity as a shareholder of Target, or to its contracts and other relationships with Target. Except as disclosed in that section of the document of even date herewith delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Acquiror Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Acquiror represents and warrants to Target as follows:

        3.1 ORGANIZATION AND QUALIFICATION. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on Acquiror. Acquiror has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, or authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each of Acquiror and Merger Sub has heretofore made available to Target a complete and correct copy of its and articles of incorporation (including all certificates of determination) and bylaws, each as amended to the date hereof. Such articles of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither Acquiror nor Merger Sub is in violation of any provision of its articles of incorporation, bylaws, or equivalent organizational documents.

        3.2 AUTHORITY RELATIVE TO THIS AGREEMENT.

                (a) Acquiror and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Acquiror and Merger Sub and no other corporate proceedings on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Acquiror and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of Target, this Agreement constitutes a valid and binding agreement of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor's rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

                (b) Other than in connection with, or in compliance with, the provisions of California Law with respect to the transactions contemplated hereby, the federal securities laws, the securities laws of the various states, the rules of The Nasdaq Stock Market, Inc., and other than notices to or filings with the Internal Revenue Service, or under the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Acquiror or Merger Sub of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on Acquiror.

        3.3 NO VIOLATION. Neither the execution or delivery of this Agreement by Acquiror or Merger Sub nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the articles of incorporation or bylaws of Acquiror or Merger Sub, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the material property or asset of Acquiror or any of its subsidiaries (other than Target) under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Acquiror or any of its subsidiaries (other than Target) is a party or by which they or any of their respective properties or assets are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities under federal securities laws, applicable corporate and securities laws, the rules of the Nasdaq Stock Market, Inc., and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Acquiror, any statute, ordinance, rule or regulation applicable to Acquiror, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror.

        3.4 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Acquiror and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Target's shareholders, at the time of the Target Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror or Merger Sub will promptly inform Target. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

        3.5 SEC REPORTS AND FINANCIAL STATEMENTS. Except as disclosed at Section
3.5 of the Acquiror Disclosure Schedule, Acquiror has filed and has made available to Target all forms, reports and documents ("Acquiror SEC Documents") required to be filed by it with the SEC since April 1, 1996. None of such Acquiror SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which as been corrected or otherwise disclosed or updated in a subsequent Acquiror SEC Documents). The audited and unaudited consolidated financial statements of Acquiror included in any Acquiror SEC Document on Form 10-Q or Form 10-K have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC rules), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of Acquiror as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments, and except for the absence of certain footnote information in the unaudited statements. Acquiror does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the balance sheet as at June 30, 1999 (including the notes thereto and the other disclosure made in Acquiror's Form 10-Q for the quarter ended June 30, 1999) included in the Acquiror SEC Documents, or (ii) incurred in the ordinary course of business consistent with past practice since such date, in each case of clauses (i) and (ii) which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror.

        3.6 ABSENCE OF CERTAIN CHANGES. Since June 30, 1999 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Acquiror; (ii) any acquisition, sale or transfer of any material asset of Acquiror or any of its subsidiaries (other than Target) other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its or any of its subsidiaries' (other than Target's) assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock, other than in the ordinary course of business and consistent with past practice;
(v) any material contract entered into by Acquiror or any of its subsidiaries (other than Target), other than in the ordinary course of business and as provided to Target, or any material amendment or termination of, or default under, any material contract to which Acquiror or any of its subsidiaries (other than Target) is a party or by which it is bound; (vi) any amendment or change to the articles of incorporation or bylaws, except in connection with authorizing additional shares that may be required to be issued in connection with this Agreement or the transactions contemplated hereby, including, but not limited to, the assumption of the Target's Stock Option Plans; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by Acquiror to any of its directors or employees. Acquiror has not agreed since the Acquiror Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

        3.7 LITIGATION. Except as set forth in the Acquiror SEC Documents, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries (other than Target), threatened against Acquiror or any of its subsidiaries (other than Target) or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries (other than Target) or, to the knowledge of Acquiror or any of its subsidiaries (other than Target), any of their respective directors or officers (in their capacities as such) that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

        3.8 GOVERNMENTAL AUTHORIZATION. Acquiror and each of its subsidiaries (other than Target) have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Acquiror or any of its subsidiaries (other than Target) currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Acquiror's or any of its subsidiaries'(other than Target) business or the holding of any such interest ((i) and (ii) herein collectively called "Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations would not reasonably be expected to have a Material Adverse Effect on Acquiror.

        3.9 COMPLIANCE WITH LAWS. Except as disclosed at SECTION 3.9 of the Acquiror Disclosure Schedule, each of Acquiror and its subsidiaries (other than Target) has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Acquiror. Without limiting the generality of the foregoing, all of the products presently marketed by Acquiror have been approved or cleared to market pursuant to valid and subsisting Premarket Approvals or Section 510(k) Clearances issued by the FDA. No written notification has been furnished to Acquiror of any medical complications arising in connection with or resulting from clinical trials conducted by Acquiror either directly or under it direction, or from the use of its products following FDA approval or clearance. Acquiror has not received any written complaint made with respect to such procedures and no Medical Device Reports have been filed by Acquiror or have been required to be filed. The design, manufacture and distribution of all of Acquiror's products, to the extent required, has been conducted, and shall continue through the Effective Time to be conducted, substantially in accordance with "good manufacturing practices" as required by the FDA.



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

        3.10 BROKER'S AND FINDERS' FEES. Except for payment obligations to Josephthal & Co., whose fees will be paid by Acquiror, Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.11 BOARD APPROVAL. The Boards of Directors of Acquiror and Merger Sub have (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of their respective shareholders and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Merger Sub approve this Agreement and the consummation of the Merger.

        3.12 YEAR 2000. Except as disclosed in the Acquiror SEC Documents (a) Acquiror's current products are "Year 2000 Compliant"; (b) Acquiror has commenced efforts to ensure that the information technology systems and non-information technology systems used by Acquiror in its internal operations will function properly beyond 1999; and (c) Acquiror has made inquiries to its key third-party vendors and providers as to the status of their Year 2000 efforts, and has not uncovered any problems that could reasonably be expected to have a Material Adverse Effect on the operation of the products or that could disrupt or harm the day-to-day functioning of the business or operations of Acquiror.

        3.13 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

        3.14 CAPITAL STRUCTURE. The authorized capital stock of Acquiror consists of 35,600,000 shares of Class A Common Stock, no par value, 2,200,000 shares of Class E-1 Common Stock, no par value and 2,200,000 shares of Class E-2 common stock, no par value, of which there were issued and outstanding as of the close of business on August 3, 1999, 14,961,436 shares of Class A Common Stock shares of Common Stock, 1,257,461 shares of Class E-1 Common Stock, and 1,257,461 shares of Class E-2 Common Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.



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

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 CONDUCT OF BUSINESS OF TARGET AND ACQUIROR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, use its reasonable best efforts consistent with past practice to keep available the services of its present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of any event or occurrence not in the ordinary course of its business, and of any event which would have a Material Adverse Effect.

        4.2 CONDUCT OF BUSINESS OF TARGET.

                (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

                        (i) CHARTER DOCUMENTS. Cause or permit any amendments to its Articles of Incorporation, Bylaws or the Target Rights Agreement;

                        (ii) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                        (iii) STOCK OPTION PLANS, ETC. Take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Target Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                        (iv) MATERIAL CONTRACTS. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of inventory and supplies in the ordinary course) be in excess of $50,000, individually, or $200,000 in the aggregate;

                        (v) ISSUANCE OF SECURITIES. Issue, deliver or sell (except for the Series B Preferred Stock referenced at Section 2.34) or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that Target may, in the ordinary course of business consistent with past hiring practices, grant options for the purchase of Target Common Stock under the Target Stock Option Plans (not to exceed an aggregate of 100,000 options to purchase shares of Target Common Stock).

                        (vi) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice (other than any transfer between Target and Acquiror).

                        (vii) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                        (viii) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

                        (ix) INDEBTEDNESS. Incur any indebtedness for borrowed money, other than in accordance with the terms of Target's existing agreement with Imperial Bank, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;



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

                        (x) LEASES. Enter into any operating lease in excess of $50,000;

                        (xi) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $25,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than (a) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements, and (b) the payment of fees and expenses of third parties in connection with the transactions contemplated hereby;

                        (xii) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and in no event shall such expenditures, additions and improvements in the aggregate be in excess of $100,000;

                        (xiii) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                        (xiv) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                        (xv) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit or stock purchase or option plan, hire any new director level or officer level employee except solely to replace director level or officer level employees that either leave or are terminated after the date of this Agreement, hire more than five non-director or non-officer employees except solely to replace employees that either leave or are terminated after the date of this Agreement, pay any special bonus or special remuneration to any employee or director except for payments previously committed to in writing, which payments are disclosed on Section 2.14 of the Target Disclosure Schedule or increase the salaries or wage rates of its employees;

                        (xvi) SEVERANCE ARRANGEMENTS. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements outstanding on the date hereof and (B) grants consistent with past practices;

                        (xvii) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;



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

                        (xviii) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

                        (xix) TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                        (xx) NOTICES. Target shall give all notices and other information required by applicable law to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

                        (xxi) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                        (xxii) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a)(i) through (xxi) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                (b) If Target notifies Acquiror in writing that Acquiror is in material breach of the Manufacturing Agreement, dated as of March 7, 1999, between Acquiror and Target, as amended (the "Manufacturing Agreement"), Acquiror has failed to cure such breach within the cure period specified in the Manufacturing Agreement, and Target is not in material breach of the Manufacturing Agreement, Acquiror may not withhold its consent from Target's request to (i) hire non-director or non-officer employees in excess of the amount authorized in Section 4.2(a)(xv), (ii) make capital expenditures in excess of the amount authorized in Section 4.2(a)(xii), or (iii) enter into manufacturing or lease agreements in excess of the amounts authorized in Sections 4.2(a)(iv) and (x), provided that such actions are required as a result of Acquiror's breach.

        4.3 CONDUCT OF BUSINESS OF ACQUIROR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Acquiror shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries (other than Target) to do, cause or permit any of the following, without the prior written consent of Target, which will not be unreasonably withheld, unless such conduct is required or contemplated by this Agreement or is done with respect to Acquiror's Class B
Warrants: declare, set aside, or pay any dividends on or make any other distributions in respect of its capital stock, or split, combine or reclassify any of its capital stock; amend its articles of incorporation, for a reason other than authorizing additional shares of capital stock of Acquiror; repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries (other than Target); issue any capital stock for less than current market value other than in connection with the conversion of Acquiror's 6% secured convertible debentures due 2002, and the exercise of certain warrants issued as part of the related financing transaction, in with connection a financing transaction or transactions resulting in aggregate proceeds of up to $5,000,000 or in connection with the issuance and conversion of certain convertible debt instruments issued to certain suppliers of Acquiror from time to time; revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business in an aggregate amount not to exceed $1,000,000; or take or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

        4.4 NO SOLICITATION. Target and the officers, directors, employees or other agents of Target will not, directly or indirectly, (i) take any action to solicit, initiate or encourage an offer or proposal for a merger or other business combination involving Target or the acquisition of 20% or more of the material portions of the assets of Target, other than the Merger (a "Takeover Proposal") (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Target's Board of Directors from taking and disclosing to Target's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited written Takeover Proposal shall be received by the Board of Directors of Target, then, to the extent the Board of Directors of Target believes in good faith (after written advice from its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Target's shareholders from a financial point of view than the



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

transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Target determines in good faith after advice from outside legal counsel that it is necessary for the Board of Directors of Target to comply with its fiduciary duties to shareholders under applicable law, Target and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information to the party making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.4 or any other provisions of this Agreement; provided that in each such event Target notifies Acquiror of such determination by the Target Board of Directors and provides Acquiror with a true and complete copy of the Superior Proposal received from such third party, and provides (or has provided) Acquiror with all documents containing or referring to non-public information of Target that are supplied to such third party; provided, further, that Target provides such non-public information pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreements are on Acquiror (as defined in Section 5.4); provided, further, however, that Target shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal or withdraw its recommendation of the Merger unless Target has provided Acquiror at least five (5) days prior notice thereof, has terminated this Agreement pursuant to Section 7.1(f), and upon execution of an agreement with respect to a Superior Proposal, and has paid Acquiror all amounts payable pursuant to Section 7.3(b). Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice, and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing.

        4.5 CONDUCT OF ACQUIROR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Acquiror shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries (other than Target) to do, cause or permit any of the following, without the prior written consent of Target:

                (a) ALTER TARGET MANAGEMENT. Take any action to change the existing management or Board of Directors of Target.



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

        4.6 PERFORMANCE OF MANUFACTURING AGREEMENT. Acquiror will continue to perform its obligations in all material respects under the Manufacturing Agreement so long as Target is not in material breach thereof.

        4.7 TARGET INDEBTEDNESS TO ACQUIROR.

                (a) Target and Acquiror acknowledge that as of August 31, 1999, Target owes $1,595,877.41 to Acquiror, subject to a potential reduction by a $500,000 "break-up" fee which Target asserts is owed by Acquiror to Target in connection with the termination of the Stock Purchase Agreement between Acquiror and Target, dated as of February 25, 1998 (the "Deferred Amount"). Target and Acquiror agree that no payments shall be required to be made in respect of the Deferred Amount during the term of this Agreement.

                (b) Target and Acquiror agree that Target shall pay to Knobbe, Martens, Olson & Bear LLP obligations of Target with respect to legal fees in the approximate amount of $29,500 with respect to services rendered in connection with patent prosecution work, subject to receipt by Target of executed copies of a Patent Agreement and a Patent Collateral Agreement from Acquiror.

                (c) Target and Acquiror agree that, in addition to the amount specified in Subsection 4.7(a) above, Target owes Acquiror $24,354.43 as of September 30, 1999 (the "Current Amount"). Target and Acquiror agree that intercompany accounts (excluding the Deferred Amount) shall be settled on a monthly basis, commencing October 31, 1999. The Current Amount shall be offset against any amounts due Target from Acquiror for the month of October. Payment of the intercompany account shall be made on or before the 15th of each month for the prior month. Target and Acquiror agree to promptly determine the intercompany account at the end of each month and to negotiate in good faith with respect to any differences over the amounts due each other. If the parties, following good faith negotiations, are unable to resolve disputes over amounts due, such disputes shall be submitted to arbitration, and the failure to make payment of disputed amounts shall not be considered a breach of this Agreement which would give rise to any party having a right to terminate this Agreement.

                (d) Any dispute over the intercompany account, including the Deferred Amount, which cannot be settled by negotiation between the parties shall be submitted to and resolved conclusively and finally by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as modified by any agreements that the parties hereto may execute in connection with the arbitration. The arbitration shall be conducted by a single neutral arbitrator chosen by mutual agreement between the parties; provided, however, that if the parties are unable to agree upon a single arbitrator, then the arbitration shall be conducted by a panel of three arbitrators. Each party shall choose one arbitrator and the third arbitrator shall be selected by the two arbitrators so chosen. The fees of the American Arbitration Association and of the arbitrators shall be borne equally by the parties. Each party shall bear its own legal fees in connection with any arbitration.



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

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare, and Target shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the shareholders of Target. As promptly as practicable following receipt of SEC comments thereon, Target shall file with the SEC definitive proxy materials and Acquiror shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Target and Acquiror will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, Target shall promptly inform Acquiror of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Target, such amendment or supplement.

        5.2 MEETING OF SHAREHOLDERS. Target shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene the Target Shareholders Meeting within 45 days of the Registration Statement being declared effective by the SEC. Target shall consult with Acquiror regarding the date of the Target Shareholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Target Shareholders Meeting without the consent of Acquiror. Subject to Sections 2.28, 4.4 and 5.1, Target shall use its reasonable best efforts to solicit from shareholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.



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

        5.3 ACCESS TO INFORMATION.

                (a) Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party's and its subsidiaries' properties, books, contracts, commitments and records, and
(ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the other party may reasonably requested. Each party agrees to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.4 CONFIDENTIALITY. The parties acknowledge that each of Acquiror and Target have previously executed confidentiality agreements dated, February 12, 1998, February 20, 1998 and February 20, 1998 (collectively the "Confidentiality Agreements"), which Confidentiality Agreements shall continue in full force and effect in accordance with their respective terms.

        5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.



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

        5.6 CONSENTS; COOPERATION.

                (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

                (b) Each of Acquiror and Target shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond January 31, 2000. Each of Acquiror and Target shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. The Acquiror and Target also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and substantially complying with any second request for information pursuant to the Antitrust Laws. Notwithstanding anything to the contrary in this Section 5.6, neither the Acquiror nor Target shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated hereby.

                (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Acquiror or of Acquiror combined with the Surviving Corporation after the Effective Time or
(ii) neither Target nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Target.

        5.7 MERGER FILINGS. On the Closing Date, Merger Sub and Target shall cause their duly authorized officers to prepare, execute and acknowledge the Agreement of Merger and the Officer's Certificates, as applicable, and cause such documents to be duly filed with the Secretary of State of California on the Closing Date or a soon as practicable thereafter.

        5.8 LEGAL REQUIREMENTS. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        5.9 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its reasonable best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.



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

        5.10 ASSUMED OPTIONS. As set forth in Section 1.6(d) of this Agreement, at the Effective Time, all Target Options issued pursuant to (a) those certain stock option agreements as set forth on SECTION 1.6(d) of the Target Disclosure Schedule and (b) the Target's 1997 Nonstatutory Stock Option Plan shall be assumed by Acquiror. All Target Options that are not Assumed Options shall terminate at the Effective Time, in accordance with the terms of the stock option plans pursuant to which such options were issued. Target has the obligation to and will use its best efforts to provide each holder of Target Options that are not Assumed Options, with a written notice of termination of the applicable stock option plan, which includes a description of the accelerated vesting schedule and the exercise rights, within the time and in the manner set forth in such stock option plans. Target shall provide Acquiror a copy of all such notices. Within 20 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plans a document in form and substance reasonably satisfactory to Target evidencing the foregoing assumption of such option by Acquiror. Target represents and warrants to Acquiror that SECTION 5.10 of the Target Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding options pursuant to (i) those certain stock option agreements as set forth on
SECTION 1.6(d) of the Target Disclosure Schedule and (ii) the Target Stock Option Plans, including the number of shares of Target Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. At the Effective Time, Target shall deliver to Acquiror an updated SECTION 5.10 of the Target Disclosure Schedule current as of such date.

        5.11 LETTER OF ACQUIROR'S AND TARGET'S ACCOUNTANTS.

                (a) Acquiror shall use its reasonable best efforts to cause to be delivered to Target a Procedures Letter of Acquiror's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acquiror and Target, in form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                (b) Target shall use its reasonable best efforts to cause to be delivered to Acquiror a Procedures Letter of Target's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acquiror and Target, in form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        5.12 FORM S-8. If the shares of Acquiror Common Stock underlying the Assumed Options have not already been registered in connection with the filing of Form S-4 by Acquiror, Acquiror shall use its best efforts to file on or before twenty (20) business days after the Closing Date, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to Assumed Options. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.



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

        5.13 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(f).

        5.14 FAIRNESS OPINION. Target shall use its reasonable best efforts to cause to be delivered to Target's shareholders with the notice to Target's shareholders of the Target Shareholders Meeting, a written opinion by its financial advisor, HCFP Brenner Securities, LLC, that in such advisor's opinion, as of the date of such notice, the Exchange Ratio to be received by the shareholders of Target (other than Acquiror and its Affiliates) is fair, from a financial point of view, to such shareholders.

        5.15 DETERMINATION LETTER. Immediately prior to the Closing Date, Target shall terminate the Pension Specialists, Inc. Regional Prototype
Non-Standardized 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). Target shall furnish to Acquiror a copy of a completed IRS Form 5310 (Application for Determination for Terminating Plan).

        5.16 TARGET RIGHTS AGREEMENT. Target hereby agrees that it has taken and will continue to take all necessary action to ensure that none of the transactions contemplated by this Agreement will cause (i) Acquiror or any of its affiliates or associates to become an Acquiring Person (as defined in the Target Rights Agreement) for purposes of the Target Rights Agreement, or (ii) otherwise affect in any way the Rights under the Target Rights Agreement, including by causing such Rights to separate from the underlying shares or by giving such holders the right to acquire securities of any party hereto or by triggering provisions of the Target Rights Agreement that may give rise to a Distribution Date (or such term as defined in the Target Rights Agreement).

        5.17 INDEMNIFICATION.

                (a) After the Effective Time, Acquiror will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Target (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under Target's Articles of Incorporation and Bylaws or any indemnification agreement with Target officers and directors to which Target is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing and in accordance therewith, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

                (b) For four years after the Effective Time, Acquiror will continue to use its commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each officer and director of Target currently covered by Acquiror's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof. Acquiror confirms that all premiums due on its officers' and directors' liability insurance policy have been paid to date and that officers and directors of Target are covered thereunder.

                (c) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Target occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of four years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this Section 5.17, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of the Acquiror (provided that if use of counsel of the Acquiror would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of the Acquiror, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Acquiror) and following the Effective Time the Surviving Corporation and Acquiror shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the Surviving Corporation and Acquiror will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Acquiror shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such four year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

                (d) The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.



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

        5.18 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        5.19 EMPLOYMENT BY ACQUIROR. Target shall permit Acquiror to interview and offer employment contracts, which will commence as of the Effective Time, to members of Target's sales force.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Target under California Law and as may be required by Target's Articles of Incorporation and Bylaws.

                (b) REGISTRATION STATEMENT EFFECTIVE. The accountant's opinion for Acquiror included in the Registration Statement shall not contain any qualifications. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

                (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.



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

                (d) GOVERNMENTAL APPROVAL. Acquiror, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

                (e) TAX OPINION. Acquiror and Target shall have received written opinions of Paul, Hastings, Janofsky & Walker LLP in form and substance reasonably satisfactory to them, and dated on or about the date of and referred to in the Proxy Statement as first mailed to shareholders of Target and shall be to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquiror, Merger Sub and Target and certain shareholders of Target.

                (f) LISTING OF ADDITIONAL SHARES. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the Assumed Options shall have been made.

                (g) The opinion of Target's financial adviser shall remain in effect.

        6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Target:

                (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.



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

                (b) CERTIFICATE OF ACQUIROR. Target shall have been provided with a certificate executed on behalf of Acquiror by its President and its Chief Financial Officer certifying that the condition set forth in Section 6.2(a) shall have been fulfilled.

                (c) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Acquiror and its subsidiaries.

        6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                (b) CERTIFICATE OF TARGET. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer certifying that the condition set forth in Section 6.3(a) shall have been fulfilled.

                (c) THIRD PARTY CONSENTS. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Target or otherwise, except where failure to obtain such consent would not have a Material Adverse Effect on Target.

                (d) INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                (e) DISSENTING SHARES. Not more than 5% of Target Common Stock outstanding will constitute Dissenting Shares as defined and in accordance with the Dissenters Law.



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

                (f) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target.

                (g) DISCOVERY OF UNDISCLOSED MATERIAL ADVERSE FACT. Acquiror shall not have discovered any material adverse fact, event or condition with respect to Target which could result in a Material Adverse Effect on Target.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

        7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

                (a) by mutual consent of Acquiror and Target;

                (b) by either Acquiror or Target, if, without fault of the terminating party, the Closing shall not have occurred on or before January 31, 2000 (provided a later date may be agreed upon in writing by the parties hereto; and provided further that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                (c) by Acquiror, if (i) Target shall breach any of its representations, warranties, covenants or obligations hereunder and such breach shall not have been cured within ten (10) business days of receipt by Target of written notice of such breach (and Acquiror shall not have willfully breached any of its covenants hereunder, which breach is not cured), or (ii) for any reason Target fails to call and hold the Target Shareholders Meeting by January 31, 2000, unless the reason therefor is that the Form S-4 has not been declared effective by the SEC;

                (d) by Target, if Acquiror shall breach any of its representations, warranties, covenants or other obligations hereunder and such breach shall not have been cured within ten (10) business days following receipt by Acquiror of written notice of such breach (and Target shall not have willfully breached any of its covenants hereunder, which breach is not cured);



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

                (e) by Acquiror if a Takeover Proposal shall have occurred and the Board of Directors of Target in connection therewith, does not within ten
(10) business days of such occurrence reject such Takeover Proposal;

                (f) by Target if a Superior Proposal shall have occurred, Target shall have provided Acquiror at least five (5) business days prior notice of the terms of the Superior Proposal; or

                (g) by either Acquiror or Target if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (ii) any required approval of the shareholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof, or (iii) any closing condition is not satisfied or waived within ten (10) business days following notice that such closing condition has not been met.

        7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 4.7 (Target Indebtedness to Acquiror), Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination
Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

        7.3 EXPENSES AND TERMINATION FEES; DEFINITIONS.

                (a) Subject to subsection (b) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense. The expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 6.1(f) and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be borne by Acquiror.

                (b) In the event that Acquiror shall enter into an agreement with respect to a Superior Proposal, Target shall promptly pay to Acquiror the sum of $500,000.



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

        7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, (ii) alter or change any term of the articles of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Target Common Stock or Merger Sub Common Stock.

        7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

        8.1 NON-SURVIVAL AT EFFECTIVE TIME. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.10 (Assumed Options), 5.12 (Form S-8), 5.13 (Listing of Additional Shares), 5.17 (Indemnification), 5.18 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this
Article VIII shall survive the Effective Time.

        8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):



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

                  (a)    if to Acquiror or Merger Sub, to:

                         Premier Laser Systems, Inc.
                         3 Morgan
                         Irvine, CA 92618
                         Attention: President and Chief Executive Officer Facsimile No.: (949) 859-5241
                         Telephone No.: (949) 859-0656

                         with a copy to:

                         Paul, Hastings, Janofsky & Walker LLP
                         695 Town Center Drive, 17th Floor
                         Costa Mesa, CA 92626
                         Attention: William J. Simpson, Esq.
                         Facsimile No.: (714) 979-1921
                         Telephone No.: (714) 668-6200

                  (b)    if to Target, to:

                         Ophthalmic Imaging Systems
                         221 Lathrop Way, Suite I
                         Sacramento, CA 95815
                         Attention: President
                         Facsimile No.: (916) 646-0207
                         Telephone No.: (916) 646-2020

                         with a copy to:

                         Gibson, Dunn & Crutcher LLP
                         1530 Page Mill Road
                         Palo Alto, CA 94304
                         Attn: Lawrence Calof, Esq.
                         Facsimile No.: (650) 849-5333
                         Telephone No.: (650) 849-5300



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

        8.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 21, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(d) and (f), 1.7-1.9, 5.10, 5.12, 5.13 and 5.17; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        8.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.



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

        8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.



                            [Signature Page Follows]

                        [SIGNATURE PAGE TO AGREEMENT AND
                             PLAN OF REORGANIZATION]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.


                                        PREMIER LASER SYSTEMS, INC.

                                        By: /s/ COLETTE COZEAN, PH.D.
                                           -------------------------------------
                                           Name:  Colette Cozean, Ph.D.
                                           Title: President and Chief Executive
                                                  Officer

                                        OPHTHALMIC ACQUISITION CORPORATION

                                        By: /s/ COLETTE COZEAN, PH.D.
                                           -------------------------------------
                                           Name:  Colette Cozean, Ph.D.
                                           Title: President

                                        OPHTHALMIC IMAGING SYSTEMS

                                        By: /s/ STEVEN VERDOONER
                                           -------------------------------------
                                           Name:  Steven Verdooner
                                           Title: President



                                      -54-